Part IV


              LOWE'S COMPANIES, INC. AND SUBSIDIARY COMPANIES

              EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
              Amounts in thousands, except per share amounts

                                              Years ended January 31,
                                        1997           1996           1995


    Earnings per Common & Common Equivalent Share:

    Net Earnings                      $292,150        $226,027       $223,560


    Weighted Average Shares
         Outstanding                   167,599         160,377        154,844
    Dilutive Effect of Common
         Stock Equivalents                  79              76             82
    Weighted Average Shares,
         as Adjusted                   167,678         160,453        154,926


    Earnings per Common &
         Common Equivalent Share         $1.74           $1.41          $1.44


    Earnings per Common Share - Assuming Full Dilution:

    Net Earnings                      $292,150        $226,027       $223,560
    Interest (After Taxes) on
         Convertible Debt                3,620           7,589          7,696
    Net Earnings, as Adjusted         $295,770        $233,616       $231,256


    Weighted Average Shares
         Outstanding                   167,599         160,377        154,844
    Dilutive Effect of Common
         Stock Equivalents                  79              76             82
    Shares Added if All Debt
         Converted                       5,006          10,898         10,995
    Weighted Average Shares,
         as Adjusted                   172,684         171,351        165,921


    Earnings per Common Share
         - Assuming Full Dilution        $1.71           $1.36          $1.39